Exhibit 4.14

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED TERMS IN THIS EXHIBIT ARE DESIGNATED BY [*].

Filing Version

FIRST AMENDING AGREEMENT (this “Amending Agreement”) dated April 3, 2026, with effect from March 31, 2026.

BETWEEN:

ESKAY CREEK STREAMING LTD. (as “Seller”)

- and -

SKEENA RESOURCES LIMITED (as “Skeena”)

- and -

ESKAY CREEK MINING LTD. (as “Mining Guarantor”)

- and –

SKEENA TATL’AH MINING LTD. (as “Skeena Guarantor”, and together with Mining Guarantor, the “Guarantors”)

- and -

OMF FUND IV SPV H LLC (as a purchaser, “OMF”)

- and -

OMF FUND IV SPV H LLC (as “Purchasers’ Agent”)

- and -

SELWYN LOWER HOLDINGS (CYM) L.P. (as a purchaser, and together with OMF, the “Purchasers”)

- and -

COMPUTERSHARE ADVANTAGE TRUST OF CANADA (as “Stream Collateral Agent”)

WHEREAS Seller, Skeena, Guarantors, Purchasers, Purchasers’ Agent and Stream Collateral Agent are party to an amended and restated purchase and sale agreement (gold) dated as of December 19, 2024 (as may be amended, restated, supplemented, replaced or otherwise modified from time to time, the “Stream Agreement”);

AND WHEREAS the Seller, Skeena and Guarantors have requested that the Stream Agreement be amended to, among other things, reflect certain desired amendments in contemplation of a prospective sale by the Purchasers of their respective interests under the Stream Agreement, and a proposed secured notes offering by Skeena pursuant to a note purchase agreement and a note indenture to be entered into following the date hereof (the “Note Offering”), and the Purchasers have agreed to effect such amendments subject to the terms and conditions below;

AND WHEREAS the Seller has concurrently with the execution of this Agreement delivered an irrevocable notice to effect the exercise of the Buy-Down Right, as defined in the Stream Agreement with the Buy-Down Effective Date being the closing date of the Note Offering;

AND WHEREAS the Seller, Skeena, Guarantors, Purchasers, Purchasers Agent and Stream Collateral Agent have entered into an amendment, termination and repayment agreement (the “Amendment and Termination Agreement”) in respect of the termination and repayment of the Credit Agreement on the closing date of the Note Offering;

AND WHEREAS the parties hereto are all of the parties to the Stream Agreement as of the date hereof and wish to amend certain terms and conditions of the Stream Agreement pursuant to the terms hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements contained herein and for other good and valuable considerations, the parties hereto agree to amend the Stream Agreement as provided herein:

1.General

In this Amending Agreement (including the recitals) unless otherwise defined or the context otherwise requires, all capitalized terms shall have the respective meanings specified in the Stream Agreement.

2.To be Read with Stream Agreement

This Amending Agreement is an amendment to the Stream Agreement.  Unless the context of this Amending Agreement otherwise requires, the Stream Agreement and this Amending Agreement shall be read together and shall have effect as if the provisions of the Stream Agreement and this Amending Agreement were contained in one agreement.  The term “Agreement” when used in the Stream Agreement means the Stream Agreement as amended, supplemented or modified from time to time.

3.Conditions to Effectiveness of Amendments

The effectiveness of the amendments set forth in this agreement will be conditional upon the satisfaction of each of the following conditions:

(a)the completion of the Note Offering on or before April 30, 2026 and the receipt on or before that date of net proceeds therefrom (the “Note Proceeds”) sufficient to fund the payment of all obligations referenced in Sections 3(c) and 3(d) hereof;

(b)the execution and delivery of an intercreditor agreement between, inter alios, the Purchasers’ Agent and the noteholder agent on behalf of the purchasers of notes in the Note Offering, in the form attached hereto as Exhibit 1;

(c)the termination and repayment of the Credit Agreement in accordance with the Amendment and Termination Agreement and repayment of the Obligations under the Credit Agreement substantially concurrent with completion of the Note Offering and forthwith upon receipt of the Note Proceeds; and

(d)the completion of the exercise of the Buy-Down Right and the receipt by the Purchasers’ Agent on behalf of the Purchasers of the Buy-Down Amount substantially concurrent with completion of the Note Offering and forthwith upon receipt of the Note Proceeds.

4.Prospective Amendments

Effective as of the date of and with immediate effect and conditional upon the satisfaction of the amendment conditions set forth in Section 3 of this Agreement (such date, the “Second Effective Date”):

(a)

The Additional Deposit commitment is irrevocably cancelled and, for certainty, the option fee payable pursuant to Section 6.19 of the Stream Agreement will not be payable in respect of any period from and after the Second Effective Date.

(b)	All references to “BNY Trust Company of Canada” shall be replaced with “Computershare Advantage Trust of Canada”.
(c)	Paragraph (i) of the definition of “BCFM” set forth in Section 1.1 of the Stream Agreement is hereby deleted in its entirety and replaced with the following:
“(i)	expenses, including (i) the Secured Notes; (ii) administration costs; and (iii) Taxes payable;”.
(d)	The definition of “Buy-Down Amount” set forth in Section 1.1 of the Stream Agreement is hereby deleted in its entirety and replaced with the following:

““Buy-Down Amount” means $184,000,000.”

(e)	Paragraph (g) of the definition of “CFADS” set forth in Section 1.1 of the Stream Agreement is hereby deleted in its entirety and replaced with the following:
“(g)	amounts deposited in such period as cash collateral to any Person other than the Stream Collateral Agent, the Notes Collateral Agent or any collateral agent under a Refinancing Facility;”.
(f)	Subclause (i)(1) of the definition of “CFADS” set forth in Section 1.1 of the Stream Agreement is hereby deleted in its entirety and replaced with the following:
“(1)	the issuance of Equity Interests by Skeena from and after the Original Effective Date, including but not limited to the proceeds of the Initial Equity Investment;”.
(g)	Subclause (i)(3) of the definition of “CFADS” set forth in Section 1.1 of the Stream Agreement is hereby deleted in its entirety and replaced with the following:
“(3)	the Secured Notes, any Refinancing Facility or other Debt permitted to be incurred pursuant to Section 6.17(b);”.
(h)	Paragraphs (a) and (b) of the definition of “Debt Service” set forth in Section 1.1 of the Stream Agreement is hereby deleted in its entirety and replaced with the following:
“(a)

interest and fees (including original issue discount and availability fees under a Refinancing Facility and Debt incurred pursuant to Section 6.17(b)) paid or payable in respect of the Credit Agreement and Secured Notes thereunder for a period,

(b)	all scheduled principal payments in respect of the Secured Notes (or a Refinancing Facility) and other Debt incurred pursuant to Section 6.17(b) for a period,”.
(i)	The definition of “Intercreditor Agreement” set forth in Section 1.1 of the Stream Agreement is hereby deleted in its entirety and replaced with the following:

““Intercreditor Agreement” means the intercreditor agreement dated on or about the Second Effective Date among, inter alios, Computershare Trust Company, N.A., as trustee on behalf of the holders of Secured Notes, the Purchasers’ Agent, the Notes Collateral Agent, the Stream Collateral Agent, the Seller and the Guarantors, as the same may be amended, restated, modified, supplemented or replaced from time to time.”.

(j)	The definition of “Liquidity” set forth in Section 1.1 of the Stream Agreement is hereby deleted in its entirety and replaced with the following:

““Liquidity” means [REDACTED – Commercially Sensitive Information]”.

(k)	Paragraph (v) of the definition of “Permitted Encumbrances” set forth in Section 1.1 of the Stream Agreement is hereby deleted in its entirety and replaced with the following:
“(v)

Encumbrances securing the obligations under the Secured Notes or any Refinancing Facility, provided that such Encumbrances are subject to an intercreditor agreement or arrangement on substantially the same terms as set forth in the Intercreditor Agreement;”.

(l)	The definition of “Permitted Update” set forth in Section 1.1 of the Stream Agreement is hereby amended by deleting the reference [REDACTED – Commercially Sensitive Information]
(m)	Paragraphs (a) and (c) of the definition of “Refinancing Facility” set forth in Section 1.1 of the Stream Agreement is hereby deleted in its entirety and replaced with the following:
“(a)

the principal amount of such Debt available under such Refinancing Facility does not exceed the greater of (i) the principal amount of the Debt (in the case of the Secured Notes, including all outstanding obligations thereunder) and/or the Debt available under the commitments so replaced, refinanced, defeased or discharged (plus the amount of all fees, and expenses and premiums incurred in connection therewith) and (ii) U.S. $750,000,000;

(c)

such Refinancing Facility has an effective interest rate which is not greater than 1.50% higher than the effective interest rate of the Debt and/or the Debt available under the commitments being replaced, refinanced, defeased or discharged, in each case, including any original issue discount, commitment or upfront fees and other financing charges; and”.

(n)	The definition of “Security Release Date” set forth in Section 1.1 of the Stream Agreement is hereby deleted in its entirety and replaced with the following:

““Security Release Date” means the later of (a) and (b); where (a) is the first date on which the Purchasers have received an aggregate amount that would need to be paid to the Purchasers on a particular date, after taking into account all deliveries made by the Seller to the Purchasers pursuant to Section 2.3, [REDACTED – Commercially Sensitive Information], and (b) the Completion Date.”

(o)	The definition of “Stream Percentage” set forth in Section 1.1 of the Stream Agreement is hereby deleted in its entirety and replaced with the following:

““Stream Percentage” means a percentage amount equal to 3.52; provided that in the event Completion has not occurred on or before the Completion Target Date, then following the Completion Target Date, the Stream Percentage will be as follows:

(a)

from the end of the first Fiscal Quarter in which the Completion Target Date occurs, until the end of the following Fiscal Quarter, the Stream Percentage will be an amount equal to the Stream Percentage plus an additional 0.05;

(b)

at the commencement of the next Fiscal Quarter, the Stream Percentage will become an amount equal to the Stream Percentage, as adjusted in the preceding Fiscal Quarter pursuant to clause (a) above, plus an additional 0.05;

(c)

at the commencement of the next Fiscal Quarter, the Stream Percentage will become an amount equal to the Stream Percentage, as adjusted in the preceding Fiscal Quarter pursuant to clause (b) above, plus an additional 0.05; and

(d)

at the commencement of each subsequent Fiscal Quarter the Stream Percentage will become an amount equal to X+0.13, where X was the Stream Percentage in the preceding Fiscal Quarter, as adjusted pursuant to clause (c) above or this clause (d), as the case may be.

(p)

The definition of “Technical Committee” set forth in Section 1.1 of the Stream Agreement is hereby amended by deleting the text in subclause (ii) thereof and replacing it with “[Intentionally Deleted]”.

(q)	Section 1.1 of the Stream Agreement is hereby amended by adding, in the appropriate alphabetical order thereto, the following definitions:

““First Amending Agreement” means the first amending agreement dated April 3, 2026 with effect from March 31, 2026 between the Seller, Skeena, the Guarantor, the Purchasers, the Purchasers’ Agent and the Stream Collateral Agent.

“Notes Collateral Agent” means Computershare Advantage Trust of Canada, in its capacity as collateral agent on behalf of holders of the Secured Notes.

“Notes Segregated Accounts” means deposit accounts of Skeena established pursuant to the purchase agreement dated on or about the Second Effective Date to serve as a disbursement account and an interest reserve account in connection with the issuance of the Secured Notes and which are subject to deposit account control agreements in favour of the Notes Collateral Agent.

“Second Effective Date” has the meaning set forth in the First Amending Agreement.

“Secured Notes” means the senior secured notes in the principal amount of up to $750,000,000 issued or to be issued by Skeena in or about the month of April 2026.”.

(r)

Section 2.7(b) of the Stream Agreement is hereby amended by adding, at the end of such Section after the period, the following: “As of the Second Effective Date, notwithstanding the Completion Date has not occurred, the Seller has provided irrevocable notice and has exercised the Buy-Down Right pursuant to this Section 2.7 (and the Purchasers have agreed to such exercise) such that the Second Effective Date is the Buy-Down Effective Date and the Buy-Down Right is no longer exercisable.”. For greater certainty, the Buy-Down Right is exercised effective as of the Second Effective Date pursuant to Section 2.7(a) of the Stream Agreement and is no longer exercisable.

(s)	Section 2.8 of the Stream Agreement is hereby amended by adding, at the end of such Section before the period, the following: “without further payment by the Purchasers”.
(t)	Section 6.1(k)(i) of the Stream Agreement is hereby amended by adding, at the end of such Section immediately before the semi-colon, the following: “other than the Notes Segregated Accounts”.
(u)	Section 6.5(b) of the Stream Agreement and is hereby deleted in its entirety and replaced with the following:

“Until the Security Release Date, Skeena shall maintain at all times Liquidity of at least [REDACTED – Commercially Sensitive Information]”.

(v)	Section 6.6(s) of the Stream Agreement is hereby deleted in its entirety and replaced with the following:
“(s)	[REDACTED – Commercially Sensitive Information]”.
(w)	Section 6.17(a)(ii) of the Stream Agreement is hereby amended by deleting the reference to “the Credit Agreement” therein and replacing the same with “the Secured Notes”.
(x)	Section 6.20(a)(x) of the Stream Agreement is hereby amended by deleting the reference to “the Credit Agreement” therein and replacing the same with “the Secured Notes”.
(y)	Section 8.1(b)(iii) of the Stream Agreement is hereby amended by adding at the end of such Section immediately prior to the semi-colon, the following: “other than the Notes Segregated Accounts”.
(z)	Section 8.1(b)(viii) of the Stream Agreement is hereby amended by deleting the reference to “the Credit Agreement” therein and replacing the same with “the Secured Notes”.
(aa)	Section 10.1(q) of the Stream Agreement is hereby amended by deleting the reference to “the Credit Agreement” therein and replacing the same with “the Secured Notes”.
(bb)	Sections 10.2(a)(ii) and (iii) of the Stream Agreement are hereby deleted in their entirety and replaced with the following:

“(ii)

provide written notice to the Seller to both: (1) without limiting Section 10.2(a)(i), demand all Losses suffered or incurred as a result of the occurrence of such Seller Event of Default and termination, including the greater of:

(A)	the Early Termination Amount; and
(B)	the NPV of the Remaining Stream, provided that for the purposes of this Section 10.2(a)(ii)(B) only, a 5% discount rate will be applied; and
(2)	terminate this Agreement upon receipt of payments in respect of such Losses; and
(iii)	direct the Stream Collateral Agent to enforce the Security if and to the extent amounts payable by the Seller under clauses (i) and (ii) above are not paid in full upon demand.”.
(cc)	Section 12.1(a) of the Stream Agreement is hereby amended by deleting the second sentence thereof.
(dd)	Section 16.6(a)(iv) of the Stream Agreement is hereby deleted in its entirety and replaced with the following:
“(iv)	if to the Stream Collateral Agent:

Computershare Advantage Trust of Canada

88A East Beaver Creek Road

Richmond Hill, ON L4B 4M8

Attention:	[REDACTED – Personal Information]
Email:	[REDACTED – Personal Information]
(ee)	Schedule C to the Stream Agreement is hereby deleted in its entirety and replaced with Schedule C attached hereto.
(ff)	Schedule F to the Stream Agreement is hereby deleted in its entirety and replaced with Schedule F attached hereto.

5.Representations and Warranties

In order to induce the Purchasers and Purchasers’ Agent to enter into this Amending Agreement, each of the Seller, Skeena and the Guarantors (collectively, the “Seller Parties” and each, a “Seller Party”) represents and warrants to the Purchasers, Purchasers’ Agent and Stream Collateral Agent as follows, which representations and warranties shall survive the execution and delivery hereof:

(a)

such Seller Party (i) has been duly incorporated or formed and is validly existing under the laws of its jurisdiction of existence, incorporation or formation, as applicable, and is in good standing (to the extent such concept is applicable in its jurisdiction); (ii) has all requisite corporate power and authority or, if such entity is not a corporation, such other power and authority, to own and lease its property and assets and to carry on its business; (iii) has all requisite corporate power and authority or, if such entity is not a corporation, such other power and authority, to enter into this Amending Agreement and to perform its obligations hereunder; and (iv) is duly qualified, licensed or registered to do business in each jurisdiction in which the nature of its business or the property or assets owned or leased by it make such qualification, licensing or registration necessary. [REDACTED – Commercially Sensitive Information].

(b)

the execution and delivery by each of the Seller Parties of this Amending Agreement, and the performance by it of its obligations hereunder, have been duly authorized by all necessary corporate or other action on its part (and such authorizations remain in full force and effect) and do not and will not: (i) contravene any provision of its constating documents or any resolution of its shareholders, partners or directors (or any committee thereof); (ii) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under (with or without the giving of notice or lapse of time or both), any Material Contract; or (iii) violate any Applicable Law in any material respect;

(c)

this Amending Agreement (i) has been duly executed and delivered by each of the Seller Parties; and (ii) constitutes a legal, valid and binding agreement of each of the Seller Parties, enforceable against the Seller Parties in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction;

(d)

the representations and warranties contained in Section 9.1 of the Stream Agreement and made by the Seller Parties are true and correct in all material respects, except representations and warranties which relate to an earlier date as specified in Section 9.1 of the Stream Agreement, which are be true and correct in all material respects as of such date; and

(e)	no Seller Event of Default has occurred and is continuing.

6.Conditions Precedent

This Amending Agreement shall be effective once the Purchasers and Purchasers’ Agent are satisfied that the following terms and conditions have been fulfilled:

(a)	this Amending Agreement shall have been executed and delivered by the Seller Parties, the Purchasers, Purchasers’ Agent and the Stream Collateral Agent; and
(b)

all fees and expenses payable on the date hereof by the Seller to the Purchasers’ Agent and the Purchasers, including the reasonable legal fees and out-of-pocket disbursements of counsel to the Purchasers’ Agent and the Purchasers shall have been paid (or arrangements for such payments satisfactory to each of them shall have been made).

7.Continuance of Stream Agreement and Security

The Stream Agreement, as changed, altered, amended or modified by this Amending Agreement, shall be and continue in full force and effect and is hereby confirmed and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein. The parties hereto confirm that no novation of any kind has occurred in connection with or as a result of this Amending Agreement, any novation being hereby expressly disclaimed.

8.Counterparts

This Amending Agreement may be executed and delivered by facsimile transmission or PDF via email and each of the parties hereto may rely on such signature as though such signature were an original signature.  The Amending Agreement may be executed in any number of separate counterparts all of which when taken together shall constitute one and the same agreement. The words “executed,” shall be deemed to include electronic signatures which shall be of the same legal effect, validity or enforceability as a manually executed signature.

9.Governing Law

This Amending Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (without regard to its laws relating to any conflicts of laws).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the day and year first above written.

ESKAY CREEK STREAMING LTD., as Seller

By:	(signed) [REDACTED – Personal Information]
Name:
Title:

SKEENA RESOURCES LIMITED, as Skeena

By:	(signed) [REDACTED – Personal Information]
Name:
Title:

ESKAY CREEK MINING LTD., as a Guarantor

By:	(signed) [REDACTED – Personal Information]
Name:
Title:

SKEENA TATL’AH MINING LTD., as a Guarantor

By:	(signed) [REDACTED – Personal Information]
Name:
Title:

[First Amending Agreement]

OMF FUND IV SPV H LLC, as Purchasers’ Agent

By:	(signed) [REDACTED – Personal Information]
Name:
Title:

By:	(signed) [REDACTED – Personal Information]
Name:
Title:

[First Amending Agreement]

OMF FUND IV SPV H LLC, as a Purchaser

By:	(signed) [REDACTED – Personal Information]
Name:
Title:

By:	(signed) [REDACTED – Personal Information]
Name:
Title:

[First Amending Agreement]

SELWYN LOWER HOLDINGS (CYM) L.P., by its general partner, BTO HOLDINGS MANAGER IV (CYM) L.L.C., by its sole member, BTOA IV (CYM) – NQ GP L.P. – NQ GP L.P., by its general partner, BTO GP – NQ L.L.C., as a Purchaser

By:	(signed) [REDACTED – Personal Information]
Name:
Title:

By:	(signed) [REDACTED – Personal Information]
Name:
Title:

[First Amending Agreement]

COMPUTERSHARE ADVANTAGE TRUST OF CANADA, as Stream Collateral Agent

By:	(signed) [REDACTED – Personal Information]
Name:
Title:

By:	(signed) [REDACTED – Personal Information]
Name:
Title:

[First Amending Agreement]

SCHEDULE C

[REDACTED – Commercially Sensitive Information]

SCHEDULE F

Cost to Complete Certificate

To:	OMF Fund IV SPV H LLC, as Purchasers’ Agent (the “Agent”)

And To:	the Purchasers (as defined below)

Re:

Amended and Restated Purchase and Sale Agreement (Gold) dated as of December 19, 2024 among Skeena Resources Limited, the Seller party thereto, the Guarantors party thereto, the Purchasers party thereto and the Purchasers’ Agent (as it may be amended, supplemented or restated from time to time, the “Stream Agreement”)

Date:	[■]

I, [name], the [title] of [Seller] (the “Seller”), hereby certify that:

1.	All capitalized terms used in this certificate and defined in the Stream Agreement have the meanings defined in the Stream Agreement.
2.	I am the duly appointed [Chief Executive Officer/Chief Financial Officer] of the Seller.
3.	I am familiar with and have examined the provisions of the Stream Agreement.
4.	To the best of my knowledge, information and belief and after due and diligent inquiry, I certify that as of the date hereof, the aggregate of:
(a)	the unfunded remaining Deposits and Additional Deposits (as defined in the Stream Agreement) still available under the Stream Agreement; plus
(b)	funds representing proceeds of the Secured Notes held in the Notes Segregated Accounts, which are contractually required to be used for Debt Service or to fund Project costs; plus
(c)	Unrestricted Cash,

is sufficient to pay all Remaining Estimated Funding Requirements. The calculation of the above is attached hereto as Schedule A.

For the purposes hereof:

“Unrestricted Cash” means, at any time, the aggregate of:

(a)	cash denominated in Dollars or C$ credited at such time to a bank account in the name of the Seller or a Guarantor and of which such Seller or Guarantor is the sole beneficiary and provided that:

(b)	such cash is repayable on demand;
(c)	the repayment of such cash is not contingent on the prior discharge of any Debt of any Person whatsoever or on the satisfaction of any other condition;
(d)

there is no Encumbrance over such cash or account (other than an Encumbrance in favour of the Stream Collateral Agent for the benefit of the Purchasers pursuant to the Security Documents, an Encumbrance in favour of the collateral agent (the “Notes Collateral Agent”) for the benefit of holders of the Secured Notes and any Refinancing Facility, or customary account bank set-off rights securing up to a maximum of $5,000 in the aggregate for the Seller and Guarantors in the aggregate);

(e)

such cash is freely and immediately available to such Seller and/or Guarantors (subject only to the terms of the Blocked Account Agreement and/or a deposit account control agreement in favour of the Notes Collateral Agent); and

(f)	such cash and such account are subject to a Blocked Account Agreement in favour of the Stream Collateral Agent and/or a deposit account control agreement in favour of the Notes Collateral Agent,

and further provided that Unrestricted Cash shall exclude all cash required or designated for bonding, reclamation or other similar obligations;

“Remaining Estimated Funding Requirements” means the remaining funding requirements as contemplated by the Planning Documents in effect on the date hereof  to pay all Project related development, construction and operating (net of revenues and working capital adjustments) costs necessary to achieve Completion, along with all other corporate and general and administrative expenses of the Seller and Guarantors, as reviewed and accepted by the Independent Engineer.

[- Signature Page Follows -]

DATED as of the first date written above.

SKEENA RESOURCES LIMITED

By:
Name:
Title:

Acknowledged and Agreed by:

INDEPENDENT ENGINEER:

By:
Name:
Title:

SCHEDULE A

CALCULATION OF COST TO COMPLETE